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                                                                      EXHIBIT 99

                                                          CONTACT: MARC ROWLAND,
                                                         CHIEF FINANCIAL OFFICER
                                                                   (405)879-9232

FOR IMMEDIATE RELEASE                             TOM PRICE, JR.,VICE PRESIDENT-
MARCH 6, 2000                                              CORPORATE DEVELOPMENT
                                                                   (405)879-9257

                      CHESAPEAKE ENERGY CORPORATION OBTAINS
                     DISMISSAL OF 1997 SECURITIES LITIGATION


OKLAHOMA CITY, OKLAHOMA, MARCH 6, 2000 - Chesapeake Energy Corporation (NYSE:
CHK) today announced that the United States District Court for the Western District of Oklahoma has dismissed the securities litigation filed in late 1997 against Chesapeake and its officers and directors and entered judgment in their favor. The litigation, which originally consisted of 12 lawsuits but which was consolidated into one purported class action in 1998, alleged the company had made material misstatements or omissions of material facts concerning its activities in the Louisiana Trend from January 25, 1996 through June 25, 1997. In dismissing the plaintiffs' amended complaint on March 3, 2000, the Court found that throughout the alleged class period, Chesapeake had disclosed to its investors the "precise risks" associated with its investments and activities in the Louisiana Trend. The court also determined that the plaintiffs had provided no factual support for their allegations of misstatements or omissions by Chesapeake.

Chesapeake's Chairman and CEO, Aubrey K. McClendon, commented, "Chesapeake is pleased to have eliminated the uncertainty caused by this lawsuit. We now believe Chesapeake's present and prospective shareholders can evaluate the company and its value-added natural gas development program without distraction in what is likely to be a long-term trend of significant profitability in our sector."


Chesapeake Energy Corporation is one of the 15 largest independent natural gas producers in the U.S. Headquartered in Oklahoma City, the company's operations are focused on developmental and exploratory drilling and property acquisitions in the Mid-Continent region of the United States. The company's Internet address is www.chkenergy.com.


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